Exhibit 99.1

NEWS FROM:                    STEWART & STEVENSON
                             CORPORATE HEADQUARTERS
                                  P.O. BOX 1637
                            HOUSTON, TX  77251-1637

FOR IMMEDIATE RELEASE:

                          STEWART & STEVENSON ANNOUNCES
            RESULTS FOR FOURTH QUARTER & FISCAL 1998 YEAR-END RESULTS

        HOUSTON, TX April 1, 1999, STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment, announced annual sales from continuing operations for the year ended January 31, 1999, of $1,206.8 million representing an 8% increase in sales compared to $1,115.0 million for the prior year. Net loss from continuing operations for Fiscal year 1998 totaled $39.0 million or $1.34 per share, compared to a net loss of $14.5 million and $.44 per share during 1997. This year's net loss from continuing operations included a $56.3 million charge, the equivalent to $1.94 per share, associated with the initial FMTV contract with the U.S. Army; partially offset by interest income of $5.6 million or $.19 per share earned on proceeds from the sale of the Gas Turbine business. Results for Fiscal year 1997 included special year-end adjustments totaling $29.7 million, or $.89 per share. Excluding certain non-recurring charges, net earnings and earnings per share for Fiscal year 1998 would have been $11.6 million and $.41, respectively. Comparable results for 1997 would have been $15.2 million and $.45, respectively.

        The net loss for the year, including discontinued operations, was $73.0 million or $2.51 per share. As previously reported, the Company recorded an after-tax charge, net of accruals, of $20 million or $.69 per share for adjustments to the purchase price and other matters relating to the sale of Stewart & Stevenson's Gas Turbine Operations to General Electric Company (GE). Additionally, in the fourth quarter of fiscal 1998, it became probable that the Company would be required to perform under a debt guaranty related to a power generation facility in Argentina. Accordingly, the Company has recorded an estimated obligation of $14.0 million, net of tax. The guaranty arose as part of the Company's Gas Turbine Operations. Accordingly, the charge has been reflected in results from discontinued operations. Comparable net earnings and earnings per share for 1997 were $52.3 million or $1.57 per share, respectively, and included $66.8 million or $2.01 per share, pertaining to earnings from discontinued operations and gain from the sale of the Company's Gas Turbine Operations.

        The Power Products segment, which is responsible for marketing and aftermarket support of a wide range of industrial equipment, recorded sales of $555.5 million during 1998, virtually flat with 1997 sales of $558.4 million. The Power Products operating profits for 1998 totaled $23.6 million compared with $34.1 million for the prior year. This segment recorded sales of $131.5 million and a loss of $3.2 million for the fourth quarter of 1998, compared with sales and earnings of $147.2 million and $2.2 million, respectively for the same quarter of 1997. Factors contributing to earnings shortfalls during the fourth quarter and total year included: (1) lower equipment, parts, and service sales in branches supplying the petroleum industry due to depressed oil and gas prices; (2) increased reserves for accounts receivable and inventories; and (3) partially offset by a $2.8 million non-recurring net gain in connection with the sale of a John Deere franchise during the third quarter of Fiscal year 1997.

        The Petroleum Equipment segment manufactures oil and gas production and service equipment. The segment achieved sales and operating profits of $115.8 million and $10.2 million, respectively, for fiscal year 1998, which compared favorably with 1997 sales of $83.1 million and profits of $5.7 million. Fourth quarter sales of $33.5 million and profits of $3.1 million reflected sustained quarter-to-quarter improvement during 1998. Fourth quarter 1997 results included sales of $23.1 million and operating income of $.7 million. The segment was less vulnerable to the impact of depressed oil and gas prices because of a relatively strong position in deep water exploration products.

        The Tactical Vehicle Systems (TVS) segment, which manufactures a family of tactical vehicles for the U.S. Army and others, recorded sales of $455.4 million in 1998, an increase of $58.7 million (15%) over 1997. An operating loss of $77.7 million was recorded for the current year which included: (1) a $40 million charge for estimated costs associated with a government directive to change the FMTV truck configuration; (2) a $36.8 million charge related to a series of Requests for Equitable Adjustments (REA's); and, (3) a $9.7 million charge relating to cost overruns and superseded materials on the original contract.

        With regard to the government directive to change the FMTV truck configuration, intensive efforts continue with the U.S. Army and certain vendors to reach an equitable settlement. In the fourth quarter of fiscal 1998, the Company made a decision to refit all fielded vehicles at the Sealy facility and fund all or a significant portion of the $40 million estimated cost to perform that work. The Company will submit a claim under the FMTV contract, seeking compensation for those additional costs related to the directive. Any additional compensation received from the U.S. Army related to this matter will be recorded in the period in which the additional compensation is awarded.

        On December 17, 1998 following an extensive period of negotiations with the U.S. Army seeking to amicably resolve certain REA's for additional costs incurred by the Company due to delays and changes caused by the government during the initial truck contract, the Company filed a certified claim with the U.S. Army seeking recovery of the additional costs. Management believes that the FMTV contract provides a legal basis for the claim, however, due to the inherent uncertainties in the claims resolution process, the Company has fully reserved all recoveries relating to the claim. The Company will continue to aggressively pursue recovery of all amounts claimed. Any additional compensation received from the U.S. Army related to this matter will be recorded in the period in which the additional compensation is awarded.

        All other business activities not defined as specific segments include airline ground support equipment, gas compression, certain under-recovered costs associated with restructuring pooled manufacturing facilities, and other miscellaneous activities. Sales for these activities totaled $80.1 million for 1998, compared with $76.8 million for 1997. Net losses for years 1998 and 1997 totaled $5.1 million and $5.3 million, respectively.

        John H. Doster, Chief Financial Officer, stated that while the operating performance for the current year was extremely disappointing, a number of positive actions have been taken to improve future earnings performance:


1. The new multi-year Army truck contract, scheduled to commence in August 1999, is projected to generate substantially improved margins;
2. Introduction of several new products in the Petroleum Equipment segment, which are moving out of the start-up phase, is expected to generate improved margins on modest sales growth;
3. Acquisition of Tug Manufacturing Corporation, coupled with new product introductions, should enhance our position in the airline ground support business;
4. Plans have been implemented to reduce expenses, and reduce investment in receivables and inventories;
5. Leadership changes at the Chief Executive Officer level and in two businesses should result in improved business performance;
6. Recent acquisition of Deutz engine distributorships should provide excellent sales growth opportunities.

     "These initiatives give us confidence that we will see improved results in the future," added Mr. Doster.

This report contains forward-looking information. The forward-looking statements, including without limitation statements relating to the Company's performance and industry conditions for the year, are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors described herein and in the Company's Annual Report and Form 10-K filed with the Securities and Exchange Commission of the year ended January 31, 1998. There can be no assurance that anticipated developments will occur.

Contact:       Mr. David R. Stewart
               Treasurer
Phone:         (713) 868-7657
Fax:           (713) 863-1519
Email:         d.stewart@ssss.com
               HTTP://www.ssss.com



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STEWART & STEVENSON
SERVICES, INC.
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CONSOLIDATED CONDENSED STATEMENT OF
EARNINGS
(In thousands, except per
share data)
                                    For the twelve months ended           For the three months ended
                                            January 31,                           January 31,
                                         1999               1998              1999              1998
                                            (Unaudited)                           (Unaudited)
Sales                             $    1,206,772     $    1,115,034     $    257,102     $     334,297

Cost of Sales                          1,178,088          1,032,049          303,034           343,020

Gross profit(loss)                        28,684             82,985          (45,932)           (8,723)

Selling and administrative
expenses                                  90,857             75,619           28,846            21,783
Interest expense                          12,244             15,440            3,376             4,895
Special charges (credits),
net                                           --             18,983               --             8,983

Other (income) expense, net              (12,706)            (4,867)             391             3,346

                                          90,395            105,175           32,613            39,007

Loss from continuing
operations before taxes                  (61,711)           (22,190)         (78,545)          (47,730)

Income tax benefit                       (22,804)            (8,075)         (28,764)          (18,225)

Loss from continuing
operations of consolidated
companies                                (38,907)           (14,115)         (49,781)          (29,505)
Equity in net earnings/(loss)
 of unconsolidated affiliates                (98)              (390)               91             (184)


Net loss from continuing
operations                               (39,005)           (14,505)         (49,690)          (29,689)

Earnings (loss) from
discontinued operations,
   net of tax                            (33,979)            66,768          (13,979)           61,700


Net earnings (loss)               $      (72,984)    $       52,263     $    (63,669)    $      32,011


Weighted average number of
shares of
  Common Stock outstanding                29,006             33,184           27,984            33,194

Net earnings (loss) per share:
   Continuing operations                   (1.34)             (0.44)           (1.77)            (0.90)
   Discontinued operations                 (1.17)              2.01            (0.50)             1.86
Net earnings (loss) per share     $        (2.51)    $         1.57     $      (2.27)    $        0.96

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